 Exhibit 99: Actual Sale Price of Shares Sold Thursday, August 28, 2003 (Table I, Line 2)

64,000 shares at $23.50
1,400 shares at $23.51
1,900 shares at $23.52
1,900 shares at $23.53
2,200 shares at $23.54
16,000 shares at $23.55
800 shares at $23.56
1,600 shares at $23.57
1,000 shares at $23.58
800 shares at $23.59
2,100 shares at $23.60
400 shares at $23.61
100 shares at $23.62
500 shares at $23.65
200 shares at $23.66
100 shares at $23.67
400 shares at $23.69